Exhibit 10.1

TRANSITION SERVICES AGREEMENT

by and between

KBR, Inc.

and

Trinzic, Inc.

Dated as of [●], 20[●]

 This TRANSITION SERVICES AGREEMENT (this “Agreement”), dated as of [●], 20[●] (the “Effective Date”), is entered into by and between KBR, Inc., a Delaware corporation (“Parent”), and Trinzic, Inc., a Delaware corporation (“SpinCo”). “Party” or “Parties” means Parent or SpinCo, individually or collectively, as the case may be.

W I T N E S S E T H:

WHEREAS, the Parties have entered into that certain Separation and Distribution Agreement, dated as of the date hereof (the “Separation Agreement”);

WHEREAS, pursuant to the Separation Agreement, certain services are to continue to be provided by the Parent Group to the SpinCo Group and by the SpinCo Group to the Parent Group after the Distribution Date upon the terms and conditions set forth in this Agreement; and

WHEREAS, the Parties acknowledge that this Agreement, the Separation Agreement, and the other Ancillary Agreements represent the integrated agreement of Parent and SpinCo relating to the separation and distribution transactions contemplated in the Separation Agreement, are being entered into together, and would not have been entered into independently.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, provisions and covenants contained in this Agreement, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01          Certain Defined Terms.

(a)            Unless otherwise defined herein, all capitalized terms used herein shall have the same meanings as in the Separation Agreement.

(b)            The following capitalized terms used in this Agreement shall have the meanings set forth below:

“Information Technology Systems” means computers, computer systems, workstations, tablets, mobile devices, phones, blades, servers, peripheral devices, software, applications, programs, hardware, databases, circuits, networks, routers, hubs, switches, interfaces, websites, platforms, automated networks and control systems, and all other information technology systems, including outsourced or cloud computing arrangements.

“Migration Support” means, with respect to the Services, Provider’s reasonable cooperation with the Recipient’s efforts to implement the Migration to the extent reasonably required for the orderly hand over of such Services to a Recipient or any Affiliate or third party designated by such Recipient.

“Parent Provider” means Parent or a Provider that is a member of the Parent Group.

“Party Data” means Provider Data or Recipient Data, as the context requires.

“Provider” means the Party or its Affiliates providing a Service under this Agreement.

“Provider Costs” means one hundred percent (100%) of the costs incurred by the Provider in connection with providing the Services to the Recipient, including the salaries, wages and fringe costs for employees and contractors of the Provider Party and Service Affiliates used to provide the Services (prorated in proportion to their time spent in providing the Services), in each case accounted for in a manner consistent with the internal cost allocation practices and procedures applied amongst Parent and SpinCo as of the Effective Date.

“Provider Data” means data or information, including Personal Data, that as between the Parties, is owned or controlled by a Provider and to which a Recipient may have access under this Agreement.

“Recipient” means the Party to whom a Service is being provided under this Agreement.

“Recipient Data” means data or information, including Personal Data, that as between the Parties, is owned or controlled by a Recipient and to which a Provider Party may have access under this Agreement.

“Service Charge” means with respect to each Service, the sum of the following costs, calculated on a monthly basis during the applicable Service Term (and prorated for any partial month of such Service Term):

a)	the Provider Costs;

b)
third party vendor costs incurred in connection with the provision of such Service to the Recipient, including materials, consumables, vendor charges, renewal costs, license fees and other third-party service fees; provided that if a third party vendor cost is attributable to both the provision of such Service and other non-Service activities, then the Provider shall reasonably and equitably prorate such costs ensuring that the Service Charge reflects, as much as reasonably practicable, the amount of such third party vendor cost that is attributable to the provision of such Service to the Recipient; and

c)
out-of-pocket costs that are not reflected in the foregoing (a) or (b) and are not already accounted for in determining any specific cost, fee or charge described in the applicable Service Schedule, that are incurred by Provider in the provision of such Service to the Recipient, including shipping or freight charges, travel expenses, storage costs, and installation fees.

“Service Schedule” means any schedule attached hereto describing Services to be provided pursuant to this Agreement, Schedule 2.01-1, Schedule 2.01-2, Schedule 2.02-1, and Schedule 2.02-2.

“SpinCo Provider” means SpinCo or a Provider that is a member of the SpinCo Group.

“Stranded Costs” means any costs or expenses a Provider Party or its applicable Service Affiliate incurs or is obliged to pay in connection with the expiration, termination or material reduction of a Service that is provided by such Provider Party or the applicable Service Affiliate, in each case: (a) including any external wind-down costs and non-cancellable costs under Third Party Provider Agreements; and (b) excluding costs of severance of any employee of such Provider Party that such Provider Party or Service Affiliate terminates as a result of such expiration, termination or reduction of the applicable Service.

“Virus(es)” means any computer instructions: (a) that have a material adverse effect on the operation, security or integrity of a computing telecommunications or other digital operating or processing system or environment, including other programs, data, databases, computer libraries and computer and communications equipment, by altering, destroying, disrupting or inhibiting such operation, security or integrity; (b) that without functional purpose, self-replicate without manual intervention; or (c) that purport to perform a useful function but which actually either perform a destructive or harmful function, or perform no useful function and utilize substantial computer, telecommunications or memory resources.

Section 1.02          Other Defined Terms.

Term	Section

Accessing Party	Section 2.10(a)
Additional Facilities	Section 2.04
Additional Services	Section 2.04
Applicable Payee	Section 3.02
Applicable Payor	Section 3.02
Data Processing Agreement	Section 8.07
Excluded Services	Section 2.06(b)
Facilities	Section 2.02
Granting Party	Section 2.10(a)
Indemnified Parties	Section 6.02
Indemnifying Party	Section 6.03
InfoSec Policies	Section 2.10(b)(i)
License Cap	Section 2.12
Licensed Software	Section 2.13
Migration	Section 2.11(a)
Migration Plan	Section 2.11(b)
Parent	Preamble
Parent Provided Facilities	Section 2.02
Parent Provided Services	Section 2.01(a)
Parent Transition Manager	Section 8.03(a)(ii)
Party	Preamble
Provider Indemnified Parties	Section 6.01
Provider Party	Section 2.09(a)

Recipient Indemnified Parties	Section 6.02
Required Consents	Section 8.02
Separation Agreement	Recitals
Service Affiliate	Section 2.09(a)
Service Charge	Section 3.01(a)
Service Taxes	Section 3.02
Service Term	Section 2.03(b)
Services	Section 2.01(a)
Shutdown	Section 2.06(a)(ii)
SpinCo	Preamble
SpinCo Provided Services	Section 2.01(a)
SpinCo Provided Facilities	Section 2.02
SpinCo Transition Manager	Section 8.03(a)(i)
Steering Committee	Section 8.04(a)
Term	Section 2.03(a)
Third Party Provider	Section 2.09(a)
Transition Manager	Section 8.03(a)(ii)

ARTICLE II

SERVICES, ACCESS TO FACILITIES AND DURATION

Section 2.01          Services.

(a)          Subject to the terms and conditions of this Agreement, Parent shall provide (or cause to be provided) to the SpinCo Group all of the services listed in Schedule 2.01-1 attached hereto (as such Schedule may be amended pursuant to Section 2.04, the “Parent Provided Services”). Subject to the terms and conditions of this Agreement, SpinCo shall provide (or cause to be provided) to the Parent Group all of the services listed in Schedule 2.01-2 attached hereto (as such Schedule may be amended pursuant to Section 2.04, the “SpinCo Provided Services”, and collectively with the Parent Provided Services and any Additional Services, the “Services”).

(b)          The Recipient acknowledges and agrees that no services other than those specifically described as a Service in the applicable Service schedule will be provided by or on behalf of any Provider and that access to and use of the Services is provided solely for the use and benefit of the Recipient and its Affiliates during the Term. Except as permitted by Section 9.06, the Recipient shall not allow access to or use of the Services by (and the Provider shall have no obligation to provide any services to) any other Person or for any other purpose without the prior written consent of Provider.

Section 2.02          Access to Facilities. Subject to the terms and conditions of this Agreement, Parent shall provide (or cause to be provided) to the SpinCo Group access to the facilities, equipment (including Information Technology Systems) and software listed in Schedule 2.02-1 attached hereto (as such Schedule may be amended pursuant to Section 2.04, the “Parent Provided Facilities”). Subject to the terms and conditions of this Agreement, SpinCo shall provide (or cause to be provided) to the Parent Group access to the facilities, equipment, including (Information Technology Systems) and software listed in Schedule 2.02-2 attached hereto (as such Schedule may be amended pursuant to Section 2.04, the “SpinCo Provided Facilities”, and collectively with the Parent Provided Facilities and any Additional Facilities, the “Facilities”). Such access to Facilities will be deemed part of the relevant Services for purposes of this Agreement.

Section 2.03          Term; Duration of Services.

(a)          The initial term of this Agreement shall begin on the Effective Date and continue for a period of twelve (12) months following the Effective Date (the “Initial Term”). Either Party may, upon written notice to the other Party provided no later than thirty (30) days prior to expiration of the Initial Term, be permitted to extend the Initial Term of this Agreement for a period not to exceed six (6) additional months after the Initial Term (the “Extension Term” and, together with the Initial Term and any further extension in accordance with Section 7.02(b) up to a maximum aggregate term of eighteen (18) months, the “Term”). This Agreement and all Services hereunder will terminate and expire on the earlier of: (i) the expiry of the Term; (ii) the expiration of the last of the Services to be provided hereunder, as described in the Service schedules; and (iii) the date upon which this Agreement has been terminated with respect to all Services in accordance with Section 7.01.

(b)          Each of Parent and SpinCo shall provide or cause to be provided to the respective Recipients each Service until the expiration of the period set forth next to such Service on the applicable Service Schedule or, if no such period is provided with respect to a particular Service, the Term (in each case, the “Service Term”); provided that: (1) to the extent that a Parent Provider’s ability to provide a Parent Provided Service is dependent on the continuation of a SpinCo Provided Service, Parent’s obligation to provide, or cause to be provided, such Parent Provided Service shall terminate automatically with the termination of such supporting SpinCo Provided Service; and (2) to the extent that a SpinCo Provider’s ability to provide a SpinCo Provided Service is dependent on the continuation of a Parent Provided Service, SpinCo’s obligation to provide, or cause to be provided, such SpinCo Provided Service shall terminate automatically with the termination of such supporting Parent Provided Service.

(c)          Except as set forth in Section 2.03(b), a Service Term may be extended only: (i) as expressly provided in the relevant Service Schedule; or (ii) by the mutual written consent of the Parties, subject to the following:

(i)
no such extension shall extend beyond the Term; and

(ii)
the Service Charges for any extended Service (other than the portion thereof attributable to third party vendor costs) shall be increased by ten percent (10%) for every six (6) months such Service is extended beyond the initial duration.

Section 2.04          Additional Services.

(a)          From time to time during the first six (6) months after the Distribution Date, Parent or SpinCo (or the Parent Transition Manager or SpinCo Transition Manager, as applicable) may request the other Party provide additional services that: (a) the Parent Group provided to the SpinCo Group during: (i) the one (1)-year period prior to the Distribution Date for services provided periodically on an annual basis or solely in connection with annual operational requirements; and (ii) during the three (3)-month period prior to the Distribution Date for all other services, in each case of (i) and (ii), that the SpinCo Group reasonably needs in order for the SpinCo Business to continue to operate in substantially the same manner in which the SpinCo Business operated prior to the Distribution Date, and such service was not included in Schedule 2.01-1 or Schedule 2.02-1 (other than because the Parties agreed such services shall not be provided); or (b) the SpinCo Group provided to the Parent Group prior to the Distribution Date that the Parent Group reasonably needs in order for the Parent Group to continue to operate their businesses other than the SpinCo Business in substantially the same manner in which such businesses operated prior to the Distribution Date, and such service was not included in Schedule 2.01-2 or Schedule 2.02-2 (other than because the Parties agreed such services shall not be provided), and in each case: (1) such service is not an Excluded Service; and (2) the proposed Recipient of such service is unable to reasonably obtain such service from a third party (each such service, an “Additional Service”). In the event that a Party requests an Additional Service, the other Party shall consider such request in good faith.

Section 2.05          Any request for an Additional Service or any request for another change pursuant to Section 2.08 shall be in writing and shall specify the type and scope of the requested service or the requested change. The maximum duration of any Additional Service shall not exceed twelve (12) months following the Effective Date. If a Provider agrees to provide an Additional Service, the Parties shall amend the appropriate Schedule in writing to include such Additional Services and the Service Charges for any Additional Service shall be calculated using the same methodology as used to determine the Services Charges with respect to the most comparable Service described in the existing Services schedules, including with respect to any mark-up percentage. and such Additional Services shall be deemed Services hereunder, and accordingly, the Party requested to provide such Additional Services shall provide such Additional Services, or cause such Additional Services to be provided, in accordance with the terms and conditions of this Agreement.

Section 2.06          Exception to Obligation to Provide Services; Excluded Services.

(a)            Notwithstanding anything in this Agreement to the contrary, including Parent’s and SpinCo’s obligations set forth in Section 2.01 hereof:

(i)
the relevant Providers shall not be obligated to (and neither Parent nor SpinCo shall be obligated to cause any Provider to) provide any Services if the provision of such Services would violate any Law or any Contract to which Parent, SpinCo, any of Parent’s or SpinCo’s Affiliates or any of the Providers are subject; provided, however, that Parent and SpinCo shall comply with Section 8.02 in obtaining any Required Consents; and

(ii)
the Provider and the applicable Service Affiliates shall have the right in their sole discretion to determine that it is necessary or appropriate to temporarily suspend a Service due to scheduled or emergency maintenance, modification, repairs, updates or upgrades, alterations or replacements of any of systems or operations which are required to provide Services (a “Shutdown”). The Provider will use commercially reasonable efforts to provide the Recipient with reasonable written notice of such Shutdowns as soon as reasonably practicable. If any Services are suspended in accordance with this Section 2.06(a)(ii): (A) no Party shall have any liability whatsoever to the other Party directly arising out of or relating to such suspension; and (B) any payment of Service Charges for suspended Services is suspended as well. Notwithstanding the foregoing in this Section 2.06(a)(ii), if a Shutdown continues materially longer than anticipated, the Parties will discuss in good faith an alternative to the affected Service.

(b)
Notwithstanding anything to the contrary set forth herein, the Services shall in no event include those services set forth on Schedule 2.05(b) (the “Excluded Services”).

(c)
For Services that relate to the hosting, maintenance and other support of conveyed applications, the Provider’s obligation is to solely continue such support in the environment as it existed prior to the Effective Date, and such Provider’s obligation to provide the associated Service for a conveyed application is terminated if the Recipient moves the application to a different environment or makes modifications that impact the Services for that application.

Section 2.07
Standard of the Provision of Services.

(a)
The Services shall be provided in accordance with, and subject to, the Provider’s and each Service Affiliate’s policies and procedures that are applicable at the time the Services are provided and in the manner and at a level substantially consistent with that provided by the Providers immediately preceding the Distribution Date. All of the Parent Provided Services and Parent Provided Facilities shall be for the sole use and benefit of SpinCo Group, and all of the SpinCo Provided Services and SpinCo Provided Facilities shall be for the sole use and benefit of the Parent Group; provided that nothing in this Section 2.07 is intended to limit a Provider’s access to or use of its own Facilities except as may be set forth in the applicable Schedule 2.02.

Section 2.08
Change in Services or Access to Facilities. The Providers may from time to time reasonably supplement, modify, substitute or otherwise alter the Services provided in a manner that does not materially adversely affect the quality or availability of Services or increase the cost of using such Services.

Section 2.09
Subcontractors.

(a)
A Provider may subcontract any of the Services or portion thereof to any other Person (any such Person, a “Third Party Provider”) or any Affiliate of the Provider (each such Affiliate involved in the provision of the Services, a “Service Affiliate” and, together with Providers and Third Party Providers, each a “Provider Party”). Where the Agreement imposes obligations on Provider or any Provider Party, Provider shall cause and compel each Service Affiliate or, as applicable, direct each Third Party Provider to perform such obligations and comply with the terms of this Agreement, provided, that, subject to Section 2.09(b), Provider shall remain responsible for such Provider Party’s compliance with the terms of this Agreement.

(b)
Notwithstanding Section 2.09(a), if and to the extent that a Provider’s failure to perform its obligations under this Agreement or any breach of this Agreement is caused by the act or omission of a Third Party Provider used by such Provider for the provision of Services, the Provider shall not be responsible, liable or otherwise considered as being in breach of this Agreement, provided that such Provider shall use its commercially reasonable efforts to exercise and enforce its contractual rights and seek to claim any available contractual remedies in respect of the relevant act or omission of the Third Party Provider, and pass-on to the Recipient an equitable and proportionate share of the Indemnifiable Losses or similar amounts. Alternatively, the Provider may, in its sole discretion, assign to the Recipient any claims that it may assert against the relevant Third Party Provider in relation to Recipient’s Indemnifiable Losses. In case the act or omission of the Third Party Provider that caused the Indemnifiable Loss also caused prejudice to the Provider’s own business (or that of its Affiliates), the distribution shall be limited to a reasonable pro rata share.

Section 2.10          Access to Information Technology Systems.

(a)
To the extent that the performance or receipt of Services hereunder requires a Party access to the other Party’s Information Technology Systems (each Party, in its capacity as the accessing party, the “Accessing Party”), the Party whose Information Technology Systems are being accessed (the “Granting Party”) shall provide or cause to be provided limited access to such Information Technology Systems, subject to policies, procedures and limitations to be determined by the Granting Party.

(b)
From and after the Distribution Date, each Accessing Party shall cause any of its personnel who require such access to:

(i)
comply with all security guidelines (including physical security, network access, internet security, confidentiality and Personal Data security guidelines) of the other Party (collectively, “InfoSec Policies”), copies of which shall be made available to the Accessing Party upon reasonable request, and in accordance with applicable Law;

(ii)
limit such access solely to the use of such Information Technology Systems and Party Data for purposes of the Services and not access or attempt to access Information Technology Systems other than those required for the Services;

(iii)
comply with all applicable rules, policies and procedures of the Granting Party;

(iv)
not make any changes to the Granting Party’s Information Technology Systems or Party Data that may be reasonably expected to have an adverse effect on such Information Technology Systems or Party Data or the provision of the Services;

(v)
not extract or share any data from the Granting Party’s Information Technology Systems other than as required to perform or use the Services or comply with applicable Law, or as expressly permitted by the terms of the relevant Service as set out in the applicable schedule or any other transaction document;

(vi)
promptly notify the Granting Party: (A) of any vulnerabilities in the Accessing Party’s assets that are connected to the Granting Party’s Information Technology Systems; and (B) upon becoming aware of any vulnerability related to the Services or Information Technology Systems utilized in the provision or use of the Services; and

(vii)
promptly terminate access to the Granting Party’s Information Technology Systems and notify the Granting Party if an employee, supplier, or contractor no longer needs access to the Granting Party’s Information Technology Systems or is no longer employed or engaged by the Granting Party.

(c)          The Accessing Party shall limit such access to the Information Technology Systems and Party Data to:

(i)
only employees and contractors who had access to such Information Technology Systems and Party Data immediately prior to the Effective Date; and

(ii)
its or its Affiliates’ other employees and contractors with a bona fide need to have such access in connection with the Services as requested in writing by the Accessing Party and approved in writing by the Granting Party as provided in the relevant schedules. Any employees and contractors of the Accessing Party granted such access shall complete any training required by the Granting Party on the permitted and proper access and use of the applicable Information Technology Systems.

(d)
Both the Accessing Party and the Granting Party shall take reasonable steps to monitor and prevent inappropriate use of the Information Technology Systems. The Granting Party is permitted to monitor access to its Information Technology Systems and review access logs for the purpose of auditing compliance with the access limitations set forth in this Section 2.10.

(e)
The Accessing Party will promptly notify the Granting Party of the termination of any of its or its Group members’ employees or contractors with a user identification number for the Information Technology Systems and inform each such terminated employee or contractor that their access to and use of Information Technology Systems has been revoked. All user identification numbers and passwords disclosed pursuant to this Agreement and any information obtained by the Accessing Party’s Group as a result of any Accessing Party’s access to and use of the Granting Party’s Information Technology Systems shall be deemed to be, and treated as, Confidential Information hereunder. The Accessing Party’s and its Affiliates’ employees and contractors shall not share or disclose their user identification numbers and passwords to any other employee or contractor of the Accessing Party or its Affiliates or to any third party.

(f)
The Accessing Party is responsible for its and its Affiliates’ employees’ and contractors’ use and misuse of the Granting Party’s Information Technology Systems and Party Data. The Granting Party may revoke the access of the Accessing Party’s or its Affiliates’ employee or contractor in the event of an actual or reasonably suspected material violation of this Agreement or the Granting Party’s applicable policies or procedures by such employee or contractor, which policies and procedures have been communicated or made available to such employee or contractor before such violation. The Accessing Party shall cooperate with the Granting Party in the investigation of any actual or suspected unauthorized access by any of the Accessing Party’s or its Affiliates’ employees or contractors to any of the Granting Party’s Information Technology Systems or Party Data.

(g)
From the Distribution Date, each Party acknowledges that the personnel assigned to system administrator, or power user roles for an Information Technology System provided as part of a Service has the ability to access both Parties’ data. Each Party shall ensure that its personnel with such roles complies with all of the Provider’s InfoSec Policies and does not tamper with, compromise, or circumvent any security or audit measures employed by the Provider. Each Party shall ensure that its personnel: (i) uses such access only for the purposes contemplated by this Agreement; and (ii) uses reasonable best efforts to prevent unauthorized access, use, dissemination, destruction, alteration, or loss of information contained within such Information Technology Systems.

(h)
While Services are being provided hereunder, each Party shall take commercially reasonable measures to ensure that no Virus or similar items are coded or introduced into the Information Technology Systems of the other Party. With respect to Services provided by third parties, compliance with the applicable agreement with such third party shall be deemed sufficient commercially reasonable measures. If a Virus is found to have been introduced into any Information Technology Systems, the Parties shall use commercially reasonable efforts to cooperate and to diligently work together and with each Provider providing the Services to eliminate the effects of the Virus.

(i)

Each Party shall, and shall cause its respective Providers to, exercise reasonable care in providing, accessing and using the Services and Information Technology Systems of the other Party so as to prevent access to the Services, Facilities, and Information Technology Systems of the other Party by unauthorized Persons.

Section 2.11
Migration of Services.

(a)
During the Term, the Recipient agrees to work diligently and expeditiously to employ or retain personnel, and establish its own logistics, infrastructure and systems to enable a transition of the Services to its own internal organization (or employ directly the services of Third Party Providers to provide such Services) (the “Migration”) promptly after the Distribution Date.

(b)
Within ninety (90) business days from the Effective Date, the Parties shall in good faith agree on an operational plan for the separation and migration of data and functions relating to the Services and the Migration Support to be provided by each Provider (the “Migration Plan”), and both Parties shall agree in good faith on such plan to ensure a smooth transition. Once agreed, both Parties shall use commercially reasonable efforts to comply with the Migration Plan, including in relation to timelines and milestones defined therein and to perform a periodic review of the implementation of the Migration Plan once every ninety (90) days commencing on the date of agreement on the Migration Plan by the Steering Committee. To the extent required, the Parties shall amend the Migration Plan to reflect the progress of the Migration. Each Party shall plan in good faith and, at the relevant other Party’s reasonable and periodic request, communicate to the other Party the current status of such Party’s Migration activities.

(c)
Any failure of a Recipient to deliver such Migration Plan shall not extend the Term or delay the termination or expiration of any Services.

(d)
Each Recipient shall be responsible for and bear the costs and expenses for the Migration.

Section 2.12
License Caps. For software that is licensed or made available to a Recipient as part of the Services, except as otherwise expressly stated in the applicable Services schedule, the number of licenses available to Recipient hereunder shall be the same number of licenses as the Business had available to it immediately prior to the Effective Date (the “License Cap”). If during the term of any Service, the Recipient requires licenses in excess of the applicable License Cap, the Parties shall work in good faith to determine if the relevant Provider has access to excess licenses that can be made available to such Recipient at no additional cost. In the event no such additional licenses are available, and the Provider must procure additional licenses, the Recipient will be responsible for all incremental fees for the additional licenses over the License Cap.

Section 2.13
Licensed Software Restrictions. For all software that a Recipient is granted access to use or access as part of the Services (“Licensed Software”), the Recipient is prohibited from copying, modifying or transferring to any third party the Licensed Software. The Recipient will not reverse assemble, decompile, disassemble, reverse engineer or perform any other translation or similar activity to the Licensed Software. All Licensed Software is protected by copyright held by the Provider or its licensors and nothing herein transfers or conveys any ownership right (other than a limited use license set forth in Section 4.03 as part of the Services) to the Licensed Software. The Recipient may not use the Licensed Software separate from or not in connection with the Services. All Licensed Software will be treated as Confidential Information and upon termination or expiration of the applicable Service, the Recipient will immediately return or securely dispose of any copies of the Licensed Software in its possession.

ARTICLE III

COSTS AND DISBURSEMENTS

Section 3.01
Costs and Disbursements.

(a)
Except as otherwise set forth in a Service Schedule, on a monthly basis in accordance with Section 3.01(b), Recipient (or its designee) shall pay to the Provider providing, or causing to be provided in arrears those Service Charges associated with Provider’s provision of Services during the prior month.

(b)
As of or prior to the Distribution Date, the Parties shall mutually agree on a form of invoice to be issued for the aggregate of Service Charges by each Party. Each of Parent and SpinCo (or any of their respective designees), as applicable, shall: deliver invoices to the other Party (or its designees):(i) in accordance with the terms hereof, including sufficient supporting documentation sufficient for independent audit by such other Party’s independent auditors or as may be required by Governmental Entities with jurisdiction over such other Party and for such other Party to assess the allowability of the Service Charges under applicable Law, but in no event of a nature or in a manner substantially inconsistent with the invoicing Party’s applicable invoicing practices; and (ii) beginning on or prior to the tenth (10th) day following the first fiscal month end following the Distribution Date and, thereafter, on or prior to the tenth (10th) day following the fiscal month end for each succeeding month or week (in accordance with the terms hereof) for the duration of this Agreement (or with such other frequency as is consistent with the basis on which the Service Charges are determined and, if applicable, charged to Affiliates of each Party) in arrears for the Service Charges due under this Agreement. Each of Parent or SpinCo (or any of their respective designees) shall pay, or cause to be paid, the amount of such invoice by wire transfer or check to the other Party (or its designees) within fifteen (15) days of the date of such invoice; provided that: (A) any Contracts that prescribe other payment terms for any other individual Service shall continue to govern; and (B) to the extent consistent with past practice with respect to Services rendered outside the United States, payments may be required in local currency. If Parent or SpinCo (or any of their respective designees), as applicable, fails to pay such amount by such date, such Party shall be obligated to pay to the other Party providing, or causing to be provided, the Services, in addition to the amount due, interest on such amount at a rate per annum equal to the Prime Rate, from time to time in effect, calculated for the actual number of days elapsed, accrued from the date on which such payment was due up to the date of the actual receipt of payment.

Section 3.02
Taxes. Except as expressly noted in the applicable Service Schedule, the fees set forth on the applicable Service Schedule with respect to each Service do not include any sales, use, value added, excise, goods and services or similar taxes, charges, fees, levies or imposts (collectively, and together with any interest, penalties or additions to tax imposed with respect thereto, “Service Taxes”). In addition to the amounts required to be paid as set forth on the applicable Service Schedule or otherwise pursuant to this Agreement, the applicable Recipient (or its designee) (the “Applicable Payor”) shall pay and be responsible for and shall promptly reimburse the applicable Provider (or its designee) (the “Applicable Payee”) for any Service Taxes imposed on or with respect to such amounts (including by way of withholding or deductions) or the provision of Services to the Recipient hereunder, which reimbursement shall be in addition to such amounts and any other amounts required to be paid pursuant to this Agreement. Any and all payments hereunder shall be made free and clear of, and without deduction or withholding for or on account of, any Taxes; provided, that if the Applicable Payor is required by applicable Law to deduct or withhold any Taxes from such payments, then: (a) the Applicable Payor shall make such deductions or withholdings as are required by applicable Law; (b) the Applicable Payor shall timely pay the full amount deducted or withheld to the relevant Governmental Entity; and (c) to the extent withholding or deduction is required to be made on account of Taxes, the amount payable by the Applicable Payor to the Applicable Payee shall be increased as necessary so that after all required deductions and withholdings have been made (including deductions or withholdings applicable to additional sums payable hereunder) the Applicable Payee shall receive an amount equal to the sum it would have received had no such deductions or withholdings been made. At the Applicable Payee’s request, the Applicable Payor shall provide the Applicable Payee with reasonably satisfactory documentation evidencing payment to the applicable Governmental Entity of any amounts so withheld or deducted. Each of the Parties shall provide to the other, prior to the commencement of any Services hereunder, a properly completed and duly executed copy of IRS Form W-9. Each Party shall be solely responsible for its own income Taxes with respect to amounts received in connection with this Agreement.

Section 3.03
Right of Set-Off. Each of Parent or SpinCo, as applicable, shall pay the full amount of Service Charges and shall not set-off, counterclaim or otherwise withhold any amount owed to the other Party under this Agreement, on account of any obligation owed by the other Party to Parent or SpinCo, as applicable, under this Agreement, the Separation Agreement or any other Ancillary Agreement that has not been finally adjudicated, settled or otherwise agreed upon by the Parties in writing; provided, however, that Parent or SpinCo, as applicable, shall be permitted to assert a set-off right with respect to any obligation that has been so finally adjudicated, settled or otherwise agreed upon by the Parties in writing against amounts owed by the other Party under this Agreement.

Section 3.04
Stranded Costs. The Parent Group, as Provider, agrees to use commercially reasonable efforts to minimize any Stranded Costs resulting from the divestment of SpinCo from the Parent Group, including any fixed or recurring costs that the Parent Group continues to incur following the Effective Date.

ARTICLE IV

INTELLECTUAL PROPERTY RIGHTS

Section 4.01
Ownership of Background IP. All Intellectual Property belonging to a Party immediately following the Distribution Date (whether developed by that Party or acquired by it from a third party) or developed or acquired by it independently from the performance of its obligations under this Agreement after the Distribution Date shall remain vested in that Party.

Section 4.02
Ownership of Foreground IP. All Intellectual Property Rights developed in the course of the provision of the Services shall be solely owned by the Provider, unless such Intellectual Property results from a development that has been specifically commissioned and paid for by a Recipient, in which case all Intellectual Property resulting from such development shall be owned solely by the Recipient.

Section 4.03
License by Provider. Each Provider hereby grants, and shall procure that its relevant Affiliates shall grant, to the relevant Recipient and its Affiliates (and, in the event SpinCo is the applicable Provider, Parent shall hereby retain) a royalty-free, non-exclusive, non-transferable (except as set out in Section 9.06), non-sub-licensable license during the Term to use the Intellectual Property controlled by the Provider and its Affiliates only to the extent necessary for the Recipient’s receipt of the Services and the Migration Support in accordance with this Agreement.

Section 4.04
License by Recipient. Each Recipient hereby grants, and shall procure that its relevant Affiliates shall grant, to Provider and its Affiliates (and, in the event SpinCo is the Recipient, Parent shall hereby retain) a royalty-free, non-exclusive, non-transferable (except as set out in Section 9.06), non-sub-licensable (except to subcontractors permitted under this Agreement) license during the Term to use the Intellectual Property controlled by the Recipient and its Affiliates only to the extent necessary for the Provider’s provision of the Services and the Migration Support in accordance with this Agreement.

Section 4.05
Definition of the term “control”. For the purposes of Section 4.03 and Section 4.04, the term “control” shall mean having the legal authority to grant the relevant license under the relevant Intellectual Property Right without violating the terms of any agreement with any third party and without triggering any additional payment obligations to such third party. If the grant of any such license requires a Required Consent, Section 8.02 shall apply.

ARTICLE V

WARRANTIES AND COMPLIANCE; LIMITATION OF LIABILITY

Section 5.01
Disclaimer of Warranties. Except as expressly set forth herein, the Parties acknowledge and agree that: (a) the Services and Facilities are provided as-is; (b) the Recipients assume all risks and Liability arising from or relating to their use of and reliance upon the Services and the Facilities; and (c) each Party and their respective Providers make no representation or warranty with respect thereto. EXCEPT AS EXPRESSLY SET FORTH HEREIN, EACH PARTY AND THEIR RESPECTIVE PROVIDERS HEREBY EXPRESSLY DISCLAIM ALL REPRESENTATIONS AND WARRANTIES REGARDING THE SERVICES AND THE FACILITIES, WHETHER EXPRESS OR IMPLIED, INCLUDING ANY REPRESENTATION OR WARRANTY IN REGARD TO QUALITY, PERFORMANCE, NONINFRINGEMENT, MISAPPROPRIATION, COMMERCIAL UTILITY, OR MERCHANTABILITY OR FITNESS OF THE SERVICES AND FACILITIES FOR A PARTICULAR PURPOSE.

Section 5.02
Compliance with Laws and Regulations. Each Party hereto shall be responsible for its own compliance with any and all Laws applicable to its performance under this Agreement. FOR THE AVOIDANCE OF DOUBT AND NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, EACH PARTY EXPRESSLY DISCLAIMS ANY EXPRESS OR IMPLIED OBLIGATION OR WARRANTY WITH RESPECT TO THE SERVICES THAT COULD BE CONSTRUED TO REQUIRE PROVIDER TO DELIVER SERVICES HEREUNDER IN SUCH A MANNER TO ALLOW A RECIPIENT TO ITSELF COMPLY WITH ANY LAW APPLICABLE TO THE ACTIONS OR FUNCTIONS OF SUCH RECIPIENT (OR ITS AFFILIATES).

Section 5.03
Limitations of Liability.

(a)
NEITHER PARTY SHALL HAVE ANY LIABILITY TO THE OTHER PARTY OR ANY THIRD PARTY FOR ANY INDIRECT, INCIDENTAL, TREBLE, EXEMPLARY, MORAL, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES, LOSS OF DATA, LOSS OF USE OR LOST PROFITS, REVENUES OR OPPORTUNITIES OR LOST OR DELAYED GENERATION OR DIMINUTION IN VALUE OF ASSETS OR SECURITIES OR ANY LOSSES CALCULATED BASED ON A MULTIPLE OF REVENUES, EARNINGS OR OTHER ECONOMIC OR FINANCIAL MEASURE BY THE OTHER PARTY OR ANY THIRD PARTY, ARISING IN ANY MANNER OUT OF OR IN CONNECTION WITH THIS AGREEMENT, ITS PERFORMANCE OR BREACH HEREOF, OR INCIDENT TO ANY RECIPIENT’S OR THIRD PARTY’S USE OF (OR ANY INABILITY TO USE) THE SERVICES OR ANY OTHER INFORMATION OR MATERIALS PROVIDED TO THE RECIPIENTS HEREUNDER, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY) OR OTHERWISE, AND WHETHER OR NOT THE PARTY HAS BEEN ADVISED OF OR OTHERWISE MIGHT HAVE ANTICIPATED THE POSSIBILITY OF SUCH LOSSES.

(b)
In no event will either Party’s maximum aggregate liability to the other Party or any of its Affiliates or Representatives for any and all claims arising out of or in connection with this Agreement, its termination, or expiration, whether in contract, tort or otherwise, be greater than an amount equal to the aggregate Service Charges received by the Parties in under this Agreement in the three (3) month period preceding the event giving rise to the claim. The Recipient acknowledges that the liability caps described in this Section 5.03 are fair and reasonable.

Section 5.04          Other Liability Terms.

(a)
With respect to any Indemnifiable Losses arising under this Agreement, each Party agrees that it shall only seek to recover for such Indemnifiable Losses from the other Party, and each Party hereby waives the right to seek recovery for such Indemnifiable Losses from or equitable remedies against any the other Party’s Affiliates and each of their respective past, present or future officers, directors, employees and agents and their respective successors, heirs and assignees and representatives.

(b)
 No claim may be brought under this Agreement related to any cause of action under the Separation Agreement or any other Ancillary Agreement. Any claims brought under this Agreement must be based solely on the provisions of this Agreement.

(c)
Notwithstanding anything in this Agreement to the contrary, no member of the Provider Group nor any of its Affiliates shall have any liability under this Agreement towards a Recipient or any of its Affiliates or its or their respective Indemnified Parties for: (i) any failure to perform the Services or Migration Support or any of its obligations hereunder in accordance with this Agreement; or (ii) any Indemnifiable Losses or inconveniences incurred by a Recipient or any of its Affiliates or its or their respective Indemnified Parties, in each case ((i) and (ii)) to the extent caused by, relating to, or arising out of or in connection with: (A) the Recipient’s or any of its Affiliates’ acts, omissions, or breach of this Agreement or failure to satisfy any of its obligations under this Agreement; (B) the Recipient’s or any of its Affiliates’ implementation, execution, use or exploitation of any of the services (including the Services), products (including product liability claims) or other deliverables received by or benefits (including usage rights) granted to the Recipient or its Affiliates under or in accordance with this Agreement; (C) the Recipient’s or any of its Affiliates’ manner of operating or conducting the Recipient’s business (including the operations or systems) if operated or conducted materially differently than the manner in which the Recipient’s business was operated or conducted immediately prior to the Distribution; (D) any transactions contemplated by this Agreement other than the provision of the Services or the Provider’s other express obligations set out in this Agreement; or (E) the Provider’s actions or inactions in connection with any deliverables, benefits or transactions pursuant to (A) through (E) or that were caused by specifications or directions provided by the Recipient, except, in each case, to the extent caused by the Provider’s or its Affiliate’s gross negligence or willful misconduct in performing any of its obligations pursuant to this Agreement.

ARTICLE VI

INDEMNIFICATION

Section 6.01
Indemnification by Recipient. Each Party as Recipient shall indemnify, defend, save and hold harmless the Providers and any of their personnel, successors and assigns (collectively, the “Provider Indemnified Parties”), from and against any and all Indemnifiable Losses to the extent resulting from or arising out of any third party claim to the extent resulting from or arising out of: (a) the subject matter of this Agreement or any operations or activities of the Recipient affected by the Services provided to it, including the use of (or inability to use) the Services, except to the extent resulting from or arising out of the Provider’s gross negligence or intentional misconduct in the provision of Services by the Provider hereunder; (b) any fraudulent, grossly negligent or willful acts or omissions by the Recipient; (c) non-compliance with or breach of any InfoSec Policy of the Provider by the Recipient or its personnel; and (d) Recipient’s breach of the Data Processing Agreement.

Section 6.02
Indemnification by Provider. Each Party as Provider shall indemnify, defend, save and hold harmless the Recipients and any of their personnel, successors and assigns (collectively, the “Recipient Indemnified Parties” and, together with the Provider Indemnified Parties, the “Indemnified Parties”), from and against any and all Indemnifiable Losses to the extent resulting from or arising out of any third party claim to the extent resulting from or arising out of: (a) the Provider’s gross negligence or intentional misconduct in the provision of Services by the Provider hereunder; (b) non-compliance with or breach of any InfoSec Policy of the Recipient by the Provider or its personnel; and (c) Provider’s breach of the Data Processing Agreement.

Section 6.03
Indemnification Procedures. Sections 5.4 and 5.5 of the Separation Agreement shall govern the rights and obligations of the Parties in respect of the management and conduct of any claims for indemnification under this Agreement.

ARTICLE VII

TERMINATION

Section 7.01
Termination.

(a)
Notwithstanding Section 2.03, this Agreement may be terminated earlier by Parent: (i) if SpinCo, any SpinCo Provider or any of the SpinCo Group are in material breach of the terms of this Agreement and such breach is not corrected within thirty (30) days of a written notice from Parent or the Parent Transition Manager of such breach; (ii) immediately upon written notice from Parent or the Parent Transition Manager, with respect to any Parent Provided Service, including access to any Parent Provided Facility, if the continued performance of such Parent Provided Service or the provision of access to the applicable Parent Provided Facility would be a violation of any Law or any Contract in effect prior to the Distribution Date; (iii) upon any failure of SpinCo to pay any outstanding Service Charge due to Parent, except to the extent any part of an outstanding Service Charge is not paid due to a good faith dispute of such Service Charge by SpinCo; or (iv) if SpinCo undergoes a change of control, meaning that a third party acquires control over SpinCo or SpinCo has transferred or assigned this Agreement or any rights, interests or obligations hereunder in breach of Section 9.06.

(b)
Notwithstanding Section 2.03, this Agreement may be terminated earlier by SpinCo: (i) if Parent or any Parent Provider or any of the Parent Group is in material breach of the terms of this Agreement and such breach is not corrected within thirty (30) days of a written notice from SpinCo or the SpinCo Transition Manager of such breach; (ii) immediately upon written notice from SpinCo or the SpinCo Transition Manager, with respect to any SpinCo Provided Service or access to any SpinCo Provided Facility, if the continued performance of such SpinCo Provided Service or the provision of access to such SpinCo Provided Facility would be a violation of any Law or any Contract in effect prior to the Distribution Date; or (iii) upon the failure of Parent to pay any outstanding Service Charge due to SpinCo, except to the extent any part of an outstanding Service Charge is not paid due to a good faith dispute of such Service Charge by Parent.

(c)
Without prejudice to any rights with respect to a Force Majeure: (i) a Recipient may from time to time terminate this Agreement with respect to any Service or access to Facility, in whole but not in part: (A) for any reason or no reason upon providing at least thirty (30) days’ prior written notice to the Transition Manager of the Provider of such termination (unless a longer notice period is specified in the Schedules attached hereto or in a third party Contract to provide Services or access to Facilities); (B) if the Provider of such Service or Facilities has failed to perform any of its material obligations under this Agreement with respect to such Service or access to Facility, and such failure shall continue to exist thirty (30) days after receipt by the Provider’s Transition Manager of written notice of such failure from the Recipient’s Transition Manager; or (C) immediately upon mutual written agreement of the Parties; and (ii) a Provider may terminate this Agreement with respect to one or more Services or access to Facilities, in whole but not in part, at any time upon prior written notice to the Recipient’s Transition Manager if the Recipient has failed to perform any of its material obligations under this Agreement relating to such Services or access to Facilities, and such failure shall be continued uncured for a period of thirty (30) days after receipt by the Recipient’s Transition Manager of a written notice of such failure from the Provider’s Transition Manager. The relevant Schedule shall be updated to reflect any terminated Service. In the event that the effective date of the termination of any Service or access to Facility is a day other than at the end of a month, the Service Charge associated with such Service or access to Facility shall be pro-rated appropriately.

(d)
A Recipient may from time to time request a reduction in part of the scope or amount of any Service or access to Facility. If requested to do so by the Recipient’s Transition Manager, the other Party, through its Transition Manager agrees to discuss in good faith appropriate reductions to the relevant Service Charges in light of all relevant factors including the costs and benefits to the Provider of any such reductions. The relevant Service Schedule shall be updated to reflect any reduced Service agreed to in writing by the Parties. In the event that any Service or access to Facility is so reduced other than at the end of a month, the Service Charge associated with such Service or access to Facility for the month in which such Service or access to Facility is reduced shall be pro-rated appropriately.

(e)

To the extent that a Recipient is not in compliance with Section 8.01(b) and such non-compliance remains unremedied for a period of ten (10) days following notice of non-compliance, the Provider may terminate the provision of any Services or access to Facilities provided under such third party Contract.

(f)
If a Recipient notifies a Provider that it wishes to terminate or materially reduce a Service pursuant to Section 7.01(c)(i)(A) or Section 7.01(d), the Provider shall within fifteen (15) business days of such notification identify any other entangled Services or entangled services provided by Provider or one of its Affiliates under another Ancillary Agreement which depend on the Service to be terminated or reduced and which would automatically and concurrently be terminated with the termination or reduction of such Service and, unless the Recipient within five (5) business days of the Provider’s notification withdraws its request for such termination or reduction, the terminated or reduced Services as well as the identified dependent service shall concurrently terminate (in case of a service under another Ancillary Agreement pursuant to the applicable terms of such Ancillary Agreement).

Section 7.02
Effect of Termination.

(a)
Upon termination of any Service or access to any Facility pursuant to this Agreement, the Provider Party of the terminated Service or access to the Facility or its Affiliate shall have no further obligation to provide the terminated Service or access to the Facility, and Parent or SpinCo, as applicable, shall have no obligation to pay any Service Charges relating to any such Service or access to such Facility; provided that Parent or SpinCo, as applicable, shall remain obligated to the other Party for the Service Charges owed and payable in respect of Services or access to Facilities provided prior to the effective date of termination. In connection with termination of any Service or access to any Facility, the provisions of this Agreement not relating solely to such terminated Service or access to such Facility shall survive any such termination.

(b)
If, at or prior to the expiration or termination of this Agreement, a Party, despite having taken reasonable and timely steps to operate independently, is unable to operate independently from the rights or services provided under this Agreement due to circumstances not caused by such Party’s action or inaction, the Parties will discuss in good faith commercially reasonable alternatives (up to and including a one (1)-year extension of this Agreement beyond the Extension Term, if any, up to a maximum Term of two (2) years) to avoid a business disruption for such Party. A request for such one-year extension shall not be unreasonably withheld so long as the Service Charges for any extended Service agreed to by the requesting Party is not less than the amount calculated for such period under Section 2.03(c).

(c)
Subject to Section 3.04, if a Recipient terminates a Service pursuant to Section 7.01(c)(i)(A) or materially reduces a Service pursuant to Section 7.01(d), the Provider Party shall invoice the Recipient and the Recipient shall reimburse to the Provider Party any reasonable and documented Stranded Costs of the Provider Party or applicable Service Affiliate; provided, however, that the Provider Party has used commercially reasonable efforts to minimize such costs and expenses.

(d)
Upon expiration or any termination of this Agreement:

(i)
any licenses of Intellectual Property granted under ARTICLE IV shall terminate with immediate effect, except to the extent relevant to any remaining Services;

(ii)
except to the extent required for the performance of its remaining obligations under this Agreement, each Party shall (and shall procure that its Affiliates shall) return or deliver to the other Party all records and documents containing Confidential Information of the other Party (or its Affiliates) shall destroy such Confidential Information, and certify that the destruction has taken place. The Party returning or destroying the Confidential Information may retain: (A) a copy of the Confidential Information for the purposes of, and so long as required by, any applicable Law or its internal compliance procedures; and (B) copies of any computer records and files containing any Confidential Information that have been created pursuant to automatic archiving and back-up procedures, subject to continuing obligations of non-use and non-disclosure; and

(e)
each Indemnifying Party’s obligations to provide indemnification to an Indemnified Party under ARTICLE VI will survive for three (3) years after such expiration or termination and ARTICLE I, ARTICLE III, ARTICLE V, ARTICLE IX and this Section 7.02 and Liability for all due and unpaid Service Charges shall survive indefinitely.

Section 7.03
Force Majeure.

(a)
No Party (or any Person acting on its behalf) shall have any Liability or responsibility for failure to fulfill any obligation (other than a payment obligation) under this Agreement so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure; provided that: (i) such Party (or such Person) shall have exercised commercially reasonable efforts to minimize the effect of Force Majeure on its obligations; and (ii) the nature, quality and standard of care that the Provider shall provide in delivering a Service or providing access to a Facility after a Force Majeure shall be substantially the same as the nature, quality and standard of care that the Provider provides prior to the Force Majeure. In the event of an occurrence of a Force Majeure, the Party whose performance is affected thereby shall give notice of suspension as soon as reasonably practicable to the other stating the date and extent of such suspension and the cause thereof, and such Party shall resume the performance of such obligations as soon as reasonably practicable after the removal of the cause, and if the Provider is the Party so prevented then the Recipient shall not be obligated to pay the Service Charge for a Service or Facility to the extent and for so long as such Service or Facility is not made available to the Recipient hereunder as a result of such Force Majeure.

(b)
During the period of a Force Majeure, the Recipient shall be entitled to seek an alternative service provider at its own cost with respect to such Services or access to such Facilities and Parent or SpinCo, as applicable, shall be entitled to permanently terminate such Services or access to such Facilities (and shall be relieved of the obligation to pay Service Charges for the provision of such Services or access to such Facilities throughout the duration of such Force Majeure or, in the event of such permanent termination, thereafter) if a Force Majeure shall continue to exist for more than fifteen (15) consecutive days.

ARTICLE VIII

MANAGEMENT AND CONTROL

Section 8.01
Cooperation.

(a)
During the Term, each Recipient Party shall, and shall cause its Affiliate Recipients to, use its commercially reasonable efforts to cooperate with the relevant Provider and its Affiliates with respect to such Provider providing the Services and access to the Facilities and responding to such Provider’s reasonable requests for information related to the functionality or operation of the Services and Facilities. Neither Party nor any of its Affiliates shall knowingly take any action which would substantially interfere with or substantially increase the cost of the other Party providing (or causing to be provided) any of the Services or access to the Facilities. After the Distribution Date, each Party and its Affiliates shall use its commercially reasonable efforts to enable the other Party or its Affiliates to provide the Services and access the Facilities as soon as possible after the Distribution Date. Without limiting the foregoing, each Party shall provide the relevant Provider with reasonable access (during reasonable business hours) to: (i) records related to the provision of the Services and access to the Facilities; and (ii) the relevant Party’s personnel and facilities for the purpose of training and consultation with respect to the Services and access to Facilities. If a Recipient fails to perform such functions or contributions, the Provider Party shall have no obligation to provide the relevant Service and shall not be responsible for any Indemnifiable Losses resulting therefrom.

(b)
To the extent the Parties or a member of their respective Group have entered into any third party Contracts in connection with any of the Services or access to the Facilities, the Recipients shall comply with the terms of such Contract to the extent the Recipients or their SpinCo Transition Manager or Parent Transition Manager, as applicable, have been informed of such terms.

Section 8.02
Required Consents.

(a)
Each Party shall use commercially reasonable efforts to obtain any and all third party Consents necessary or advisable to allow the relevant Provider to provide the Services (the “Required Consents”); provided, however, that the costs of such third party Consents shall be paid by the Recipient of such Services. Each Party shall provide written evidence of receipt of Required Consents to the other Party upon such other Party’s request.

(b)
To the extent that Required Consents are only granted subject to conditions (including the condition of additional payments), the relevant Provider shall coordinate with the applicable Recipient to determine whether such conditions shall be accepted. To the extent any Required Consent is not granted, or are revoked or terminated, the relevant Provider shall cooperate with the applicable Recipient to determine a commercially reasonable alternative method of providing the relevant Service or to otherwise modify the affected Service.

(c)
All costs and expenses incurred by a Provider in obtaining any Required Consents or identifying, preparing or implementing any such alternative method, as applicable, shall be borne by the applicable Recipient. The Provider shall not be required to relinquish or forbear any rights in connection with obtaining any Required Consent.

(d)
Section 8.02(a), Section 8.02(b) and Section 8.02(c) shall apply mutatis mutandis where a Service in whole or in part is provided by a Third Party Provider as used at the Effective Date and the Provider’s contract with such Third Party Provider with respect to such Service expires or is terminated any time after the Effective Date by the applicable Third Party Provider for a reason other than the Provider’s breach of the agreement in place with such Third Party Provider.

(e)
The Recipient shall comply with all obligations, including use restrictions and non-disclosure provisions, imposed on the Provider through any Third Party Contract or any Required Consent, provided that the Provider has notified the Recipient or the Recipient is otherwise aware of such obligations.

(f)
Section 8.02(a), Section 8.02(b) and Section 8.02(c) shall not apply in the situation where, following the Effective Date, a Provider elects to subcontract or outsource to a Third Party Provider the performance of a Service previously provided by the Provider’s own personnel or the personnel of a Service Affiliate.

Section 8.03
Primary Points of Contact for Agreement.

(a)
Appointment and Responsibilities. Each Party shall appoint an individual to act as the primary point of operational contact for the administration and operation of this Agreement, as follows:

(i)
SpinCo shall appoint an individual as the primary point of operational contact pursuant to this Section 8.03(a) (the “SpinCo Transition Manager”), who shall initially be [●], and who shall have overall operational responsibility for coordinating, on behalf of SpinCo, all activities undertaken by SpinCo and its Providers, Affiliates and Representatives hereunder, including the performance of SpinCo’s obligations hereunder, the coordinating of the provision of the SpinCo Provided Services with Parent, acting as a day-to-day contact with Parent Transition Manager and making available to Parent the data, facilities, resources and other support services from SpinCo required for Parent Providers to be able to provide the Parent Provided Services in accordance with the requirements of this Agreement. SpinCo may change SpinCo Transition Manager from time to time upon written notice to Parent. SpinCo shall use commercially reasonable efforts to provide at least thirty (30) days’ prior written notice of any such change.

(ii)
Parent shall appoint an individual as the primary point of operational contact pursuant to this Section 8.03(a) (the “Parent Transition Manager” and each of the SpinCo Transition Manager and the Parent Transition Manager, a “Transition Manager”), who shall initially be [●], and who shall have overall operational responsibility for coordinating, on behalf of Parent, all activities undertaken by Parent and its Providers, Affiliates and Representatives hereunder, including the performance of Parent’s obligations hereunder, the coordinating of the provision of the Parent Provided Services with SpinCo, acting as a day-to-day contact with SpinCo Transition Manager and making available to SpinCo the data, facilities, resources and other support services from Parent required for SpinCo Providers to be able to provide the SpinCo Provided Services in accordance with the requirements of this Agreement. Parent may change Parent Transition Manager from time to time upon written notice to SpinCo. Parent shall use commercially reasonable efforts to provide at least thirty (30) days’ prior written notice of any such change.

(b)
Review Meetings. The Parent Transition Manager and the SpinCo Transition Manager shall meet either via telephone or video conference or as otherwise agreed between the Parent Transition Manager and the SpinCo Transition Manager at least monthly to review Parent’s and SpinCo’s provision of the Services as required under this Agreement.

Section 8.04
Steering Committee.

(a)
Size and Composition. The Transition Committee constituted in accordance with Section 2.14 of the Separation Agreement shall serve as the initial steering committee under this Agreement (the “Steering Committee”). Either Party may change its Steering Committee members from time to time upon written notice to the other Party; provided, however, that Parent Transition Manager and SpinCo Transition Manager shall at all times remain as members of the Steering Committee. In addition, the Parties may mutually agree to increase or decrease the size, purpose or composition of the Steering Committee in an effort for the Providers to better provide, and for the Recipients to better utilize, the Services. The Steering Committee shall disband automatically upon termination of this Agreement in accordance with its terms.

(b)
Responsibilities. The Steering Committee’s responsibilities include:

(i)
generally overseeing the performance of each Party’s obligations under this Agreement; and

(ii)
making, and providing continuity for making, decisions for the Recipients with respect to the establishment, prioritization and use of the Services and access to the Facilities.

(c)
Meetings. The Steering Committee shall meet once a month or with such other frequency as mutually agreed by the Parties. Each Steering Committee meeting shall be via telephone or video conference or as otherwise agreed by the members of the Steering Committee.

Section 8.05
Personnel.

(a)
The Provider of any Service shall make available to the Recipient of such Service such personnel as may be reasonably necessary to provide such Service, in accordance with such Provider’s standard business practices. The Provider shall have the right, in its reasonable discretion, to: (i) designate which personnel it will assign to perform such Service; and (ii) remove and replace such personnel at any time.

(b)
The Provider of any Service shall be solely responsible for all salary, employment and other benefits of and Liabilities relating to the employment of persons employed by such Provider. In performing their respective duties hereunder, all such employees and representatives of any Provider shall be under the direction, control and supervision of such Provider, and such Provider shall have the sole right to exercise all authority with respect to the employment (including termination of employment), assignment and compensation of such employees and representatives.

Section 8.06
No Agency. Nothing in this Agreement shall be deemed in any way or for any purpose to constitute any Party or its Affiliates acting as an agent of another unaffiliated Person in the conduct of such other Person’s business. A Provider of any Service or access to any Facility hereunder shall act as an independent contractor and not as the agent of the Recipient or its Affiliates in performing such Service or providing access to such Facility.

Section 8.07
Data Processing. The provisions of the Addenda attached hereto as Exhibit A and Exhibit B (each, a “Data Processing Agreement”), as applicable, shall govern the Processing of the Personal Data of the other Party in connection with the provision of Services hereunder.

ARTICLE IX

MISCELLANEOUS

Section 9.01
Treatment of Confidential Information.

(a)
The provisions of Section 6.5 of the Separation Agreement shall govern the treatment of Confidential Information hereunder.

(b)
Each Party shall comply with all applicable state, federal and foreign privacy and data protection Laws that are or that may in the future be applicable to the provision of Services hereunder.

Section 9.02
Entire Agreement; Construction. This Agreement, including the Exhibits and Schedules hereto and the Separation Agreement, together with any Ancillary Agreements, shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments, course of dealings and writings with respect to such subject matter. In the event of any conflict or inconsistency between this Agreement and any Exhibit or Schedule hereto, the Exhibit or Schedule shall prevail to the extent of the conflict; provided, however, that the Data Processing Agreement shall prevail with respect to the Processing of Personal Data of the other Party.

Section 9.03
Counterparts. This Agreement may be executed in more than one counterpart, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to each of the Parties (including by facsimile, by .pdf, .gif, .jpeg or similar attachment to electronic mail or by DocuSign or any other electronic signature complying with the U.S. federal ESIGN Act of 2000, the Uniform Electronic Transactions Act, or other applicable Law).

Section 9.04
Notices.

(a)
All notices, requests, claims, demands and other communications under this Agreement and, to the extent applicable and unless otherwise provided therein, under each of the Ancillary Agreements shall be in English, shall be in writing and shall be deemed duly delivered: (i) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (ii) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; or (iii) when sent if sent by email to the party to be notified (provided, that notice given by email shall not be effective unless: (A) such notice specifically states that it is being delivered pursuant to this Section 9.04; and (B) either: (1) a duplicate copy of such email notice is promptly given by the method described in clause (ii); or (2) the receiving party delivers a written confirmation of receipt for such notice either by email (excluding “out of office” or similar automated replies) or any other method described in this Section 9.04), in each case to the intended recipient as set forth below:

If to Parent, to:

KBR, Inc.
601 Jefferson Street, Suite 3400
Houston, TX 77002
Attn: [●]
Email: [●]

with a copy (which shall not constitute notice) to:

Wilmer Cutler Pickering Hale and Dorr LLP
2100 Pennsylvania Avenue, NW
Washington, DC 20037
Attention:	Stephanie C. Evans, Esq.
E-mail:	stephanie.evans@wilmerhale.com

and

Wilmer Cutler Pickering Hale and Dorr LLP
60 State Street
Boston, MA 02109
Attention:	Andrew R. Bonnes, Esq.
Email:	andrew.bonnes@wilmerhale.com

If to SpinCo, to:

Trinzic, Inc.
[●]

(b)
Either Party may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, or ordinary mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended. Either Party may change the address to which notices and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

Section 9.05
Waivers. Any consent required or permitted to be given by any Party to the other Party under this Agreement shall be in writing and signed by the Party giving such consent and shall be effective only against such Party (and its Group). No failure to exercise and no delay in exercising, on the part of any Party, any right, remedy, power or privilege hereunder shall operate as a waiver hereof or thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 9.06
Assignment. This Agreement shall not be assignable, in whole or in part, directly or indirectly, by either Party without the prior written consent of the other Party (not to be unreasonably withheld or delayed), and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void. Notwithstanding the foregoing, this Agreement shall be assignable to an Affiliate of a Party provided, however, no assignment permitted by this Section 9.06 shall release the assigning Party from Liability for the full performance of its obligations under this Agreement.

Section 9.07
Successors and Assigns. The provisions of this Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors and permitted assigns.

Section 9.08
Payment Terms. Without the consent of the Party receiving any payment under this Agreement specifying otherwise, all payments to be made by either Parent or SpinCo under this Agreement shall be made in US Dollars. Except as expressly provided herein, any amount which is not expressed in US Dollars shall be converted into US Dollars by using the exchange rate published on Bloomberg at 5:00 pm Eastern time (ET) on the day before the relevant date or in The Wall Street Journal on such date if not so published on Bloomberg.

Section 9.09
Subsidiaries. Each of the Parties shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary of such Party or by any entity that becomes a Subsidiary of such Party at and after the Distribution Date, to the extent such Subsidiary remains a Subsidiary of the applicable Party.

Section 9.10
Third Party Beneficiaries. This Agreement is solely for the benefit of the Parties and should not be deemed to confer upon third parties any remedy, claim, Liability, reimbursement, claim of Action or other right in excess of those existing without reference to this Agreement.

Section 9.11
Titles and Headings. Titles and headings to Articles and Sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 9.12
Exhibits and Schedules. The Exhibits and Schedules shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

Section 9.13
Governing Law. This Agreement and any dispute arising out of, in connection with or relating to this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to the conflicts of laws principles thereof.

Section 9.14
Dispute Resolution. The provisions of Article VII of the Separation Agreement shall govern any Dispute under or in connection with this Agreement.

Section 9.15
Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 9.16
Interpretation.

(a)
The Parties have participated jointly in the negotiation and drafting of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.

(b)
When a reference is made in this Agreement to an Article, Section or Exhibit such reference shall be to an Article or Section of, or Exhibit to, this Agreement unless otherwise indicated. Wherever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” References to “dollar” or “$” contained herein are to United States Dollars (unless otherwise specified). The words “hereof,” “herein,” “hereto” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

KBR, INC.

By:
Name:
Title:

Trinzic, Inc.

By:
Name:
Title: